Exhibit 99.1

Noranda Aluminum Holding Corporation Reports First Quarter 2009 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--May 6, 2009--Noranda Aluminum Holding Corporation (“Noranda,” or the “Company”) announced financial results for the first quarter of 2009.

Important metrics and events for the quarter include:

  First quarter 2009 revenues were $164.3 million, operating loss was $85.2 million and net income was $44.3 million.
  Operating activities provided $75.2 million of cash flow in the first quarter, including $50.4 million from hedge terminations and working capital improvements of $14.6 million.
  Adjusted EBITDA was $7.6 million for the first quarter, which included an unfavorable $6.9 million impact from the New Madrid power outage, net of recorded insurance recoveries.
  The New Madrid smelter is currently operating above 50% capacity and has received $15.0 million in insurance proceeds.
  During the first three months ended 2009, the Company acquired $205.7 million of its outstanding debt for an aggregate purchase price of $51.4 million.
  Cash totaled $200.4 million at March 31, 2009.

“The first quarter environment demonstrated further deterioration as the aluminum market saw continued declines in demand, higher inventory levels and lower LME aluminum prices,” said Layle K. “Kip” Smith, the Company’s President and Chief Executive Officer. “Although market conditions continued to decline, Noranda’s cash balances, hedge positions and financial structure provided support and flexibility as we navigated through the difficult economic environment. Our strategic focus remains the same; we are investing our time and resources in those areas that allow us to manage through the downturn while creating a better foundation for long-term sustainability. Our four top priorities also remain the same. First, we are optimizing the recovery from the power outage at our New Madrid smelter. Second, we strive to provide best-in-class customer support. Third, we are driving CORE productivity, and finally, we are optimizing our financial structure.”

First Quarter 2009 Results

Consolidated sales in first quarter 2009 were $164.3 million, down 45.3% from $300.3 million in first quarter 2008. First quarter 2009 upstream revenue of $67.1 million declined 57.9% from first quarter 2008 upstream revenue of $159.3 million, driven primarily by the continued quarterly decline in the LME aluminum price and lower volume due in part to the smelter outage.

For first quarter 2009, the upstream average realized sow price declined to $0.70 per pound compared to $1.22 per pound in first quarter 2008, primarily reflecting the decline in LME aluminum price, which ended the quarter at $0.66 per pound. In the downstream business, first quarter 2009 revenue of $97.2 million was down 31.1% from revenue of $141.0 million in the first quarter of 2008, due to lower volume and LME aluminum price in 2009. First quarter 2009 downstream volume of 71.7 million pounds was 16.4% below first quarter in the prior year. This lower volume was driven primarily by lower end-market demand in the building and construction markets.

Total upstream shipments for the first quarter of 2009 were 88.9 million pounds and included 76.7 million pounds of external shipments. Shipments of value-added products totaled 71.7 million pounds in first quarter 2009 and represented a 37% decrease compared to the 2008 first quarter. This lower volume was driven by lower end-market demand in the transportation and building markets. The power outage at the New Madrid smelter had minimal impact on these value-added volume declines, as the Company sourced third party metal to offset the hot metal production outage. The re-melt capability and value-added processing capacity within the New Madrid facility were sufficient to serve the Company’s customers’ demands for products such as billet and rod.

Noranda’s smelter is currently operating above 50% of capacity. Although the Company has the capability to restart all lines by year-end, management continues to assess damage to the potlines and is managing the restart timeline to optimize the effective return to capacity. During the quarter, the Company received $4.5 million in advance funding from its insurance carriers and received an additional $10.5 million subsequent to the end of the quarter. Discussions with the Company’s insurance carriers have progressed well. Management believes that insurance will cover a significant portion of the cost of restoring capacity; however, the Company is still working through the process and there can be no assurance that the full amount of the claim submitted by Noranda will be reimbursed.

In first quarter 2009, the Company reported an $85.2 million operating loss compared to $41.8 million of operating income for first quarter 2008. In the upstream business, first quarter 2009 operating loss was $44.5 million compared to a $39.1 million first quarter 2008 operating income. The first quarter 2009 upstream operating loss was primarily attributable to a decline in external shipments of 45.8 million pounds and 50% lower average LME aluminum price. Additionally, costs related to the power outage impacted operating income by $4.2 million from estimated claim deductibles and timing differences between incurring costs and accruing for expected recoveries. These factors were partially offset by $4.5 million of savings from the Company’s CORE program, specifically the major headcount reduction initiative implemented in December 2008. In the downstream business, first quarter 2009 operating loss was $40.7 million, compared to a $2.7 million first quarter 2008 operating income. The first quarter 2009 downstream operating loss was primarily affected by a $43.0 million goodwill and intangible asset write-down recorded during the first quarter of 2009 as well as a decline in external shipments, offset by approximately $4.8 million of savings from CORE.

As was the case during the fourth quarter of 2008, the cost of alumina purchased from the Company’s joint venture in Gramercy exceeded the spot prices of alumina available from other sources. The Company continues to evaluate options to reduce the purchase cost of alumina including evaluating with its joint venture partner the curtailment of Gramercy’s operation. As part of that evaluation process and because of the reduced need for alumina caused by the smelter outage, during the first quarter Gramercy reduced its annual production rate of smelter grade alumina production from 1.0 million metric tonnes to 0.5 million metric tonnes and implemented other cost saving activities. The Company and its joint venture partner have arranged for similar reductions at the bauxite production facility in Jamaica. These production changes led the Company to evaluate its investment in these joint ventures for impairment, which resulted in a $45.3 million write down.

First quarter 2009 net income was $44.3 million, compared to $17.2 million in first quarter 2008. First quarter 2009 results included a $152.2 million gain from the repurchase of debt as well as a $45.1 million gain on derivatives and hedging activities. First quarter 2009 results also included a $45.3 million impairment loss to adjust the Company’s 50% interest in the Gramercy and St. Ann joint ventures to fair value. Interest expense for the 2009 first quarter was $15.9 million compared to $24.2 million for the first quarter of 2008, and $22.9 million for the fourth quarter of 2008. Decreased interest expense is related to lower LIBOR interest rates as well as lower average debt outstanding on the term B loan and the AcquisitionCo Notes and HoldCo Notes (due to the $205.7 million of aggregate principal amount of debt repurchases). These reductions in principal balance were partially offset by the increased revolver balance of $225.0 million; however, the revolver maintains a lower interest rate than the HoldCo and AcquisitionCo Notes.

First quarter 2009 results reflect an effective tax rate of 15.1% on pre-tax income, which included a non-deductible goodwill impairment loss of $40.2 million. Excluding this item, the Company’s expected operational tax rate for 2009 is 31.4%.

Liquidity

Operating cash flows provided $75.2 million in the first quarter, compared to $46.2 million used by operating activities in fourth quarter 2008. The $75.2 million included $50.4 million from hedge terminations and a $14.6 million decrease in working capital. The decrease in working capital was unfavorably impacted by an approximately $15 million increase in inventory related to the smelter outage. Adjusted EBITDA was $7.6 million for the first quarter, which included a $6.9 million unfavorable impact from the New Madrid power outage, net of recorded insurance recoveries.

Management believes cash flows from operating activities including the proceeds from the insurance claim, together with cash and cash equivalents, will be sufficient to meet the Company’s short-term liquidity needs including restoring its New Madrid smelter to full capacity. Cash flows from operating activities are also supported by favorable aluminum sale price hedge positions. Despite monetizing a portion of the Company’s hedges to deleverage the balance sheet, Noranda continues to have attractive aluminum hedge positions. In addition to proceeds received from settling hedges, Noranda received net hedge settlements of $34.7 million during the first quarter of 2009 compared to $14.0 million during the fourth quarter of 2008.

Over the course of the 2009 first quarter, the Company entered into fixed-price aluminum purchase swaps to lock-in the value of a portion of its existing fixed-price aluminum sale swaps. Through the end of the quarter, the Company had locked in the value of its hedges on approximately 73% of its 2010 through 2012 forward aluminum hedges. In March 2009 the Company entered into a hedge settlement agreement with Merrill Lynch. The agreement provides a mechanism for the Company to monetize up to $400 million of the favorable net position of its long-term hedges to fund debt repurchases. During the first quarter of 2009, Noranda received $50.4 million in proceeds under the hedge settlement agreement and used those proceeds to fund the repurchase of $205.7 million aggregate principal amount of debt at a cost of $50.5 million, plus fees.

For cash tax purposes, gains from our 2009 debt repurchases will be deferred until 2014, and then included in income ratably from 2014 to 2018.

Total debt at the end of the first quarter of 2009 was $1.1 billion. At March 31, 2009, the Company’s Adjusted EBITDA to fixed charge ratio was 1.8x to 1 at the Noranda Aluminum Holding Corporation (“HoldCo”) and all of its subsidiaries level and 2.3x to 1 at the Noranda Aluminum Acquisition Corporation (“AcquisitionCo”) level, while AcquisitionCo’s net debt to Adjusted EBITDA ratio for its senior secured credit facilities was 2.8x to 1. The Company has no maintenance covenants on any borrowings and was in compliance with all restrictive covenants at March 31, 2009.

The Company has made a permitted election under the indentures governing its HoldCo Notes and its AcquisitionCo Notes, to pay all interest under the Notes that are due on November 15, 2009 entirely in kind.

Participating lenders have approved an amendment to the senior secured credit facilities to permit discounted prepayments on a non-pro rata basis of the term B loan and revolving credit facility through a modified “Dutch” auction procedure. The amendment also permits the Company to conduct open market purchases of the term B loan and revolving credit facility at a discount. We expect this amendment to be effective tomorrow.

Appointment of Chief Financial Officer

The Company announced that Robert B. Mahoney has been appointed Chief Financial Officer, effective May 11, 2009. Mr. Mahoney, age 55, was most recently Chief Executive Officer of Hi-P International Limited in Shanghai China, a publicly traded (SGX) supplier of plastic inspection components and stamped parts. From 1995 to 2007 Mr. Mahoney was employed by Molex Inc in a number of operating and financial positions. He was Chief Financial Officer of Molex from 1996 through 2003. Mr. Mahoney received a BA in Economics and History from the University of Virginia and an MBA from the Graduate School of Business Administration at the University of Michigan.

Kyle Lorentzen, who has been in the role of interim Chief Financial Officer, will return to his previous position as the Company’s Chief Operating Officer effective May 11, 2009.

Forward-looking Statements

This press release contains “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to their estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, fluctuating commodity prices and the Company’s ability to return the New Madrid smelter to full capacity. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s SEC filings and its annual report on Form 10-K.

Conference Call Information

Noranda has scheduled a conference call on May 6, 2009, at 10:00 AM EST, to be followed by a question-and-answer period. The call is accessible to the media and general public. To listen to the conference call, dial the appropriate number at least 10 minutes prior to the scheduled start of the call.

U.S. participants: 1-888-562-3356

International participants: 1-973-582-2700

Conference ID #: 94199306

The conference call also will be webcast at http://w.on24.com/clients/messagebank/norandaaluminum/141784. Plan to begin the registration process at least 10 minutes before the live call is scheduled to start.

A replay of the conference call will be available two hours after the completion of the call until midnight EST on May 14, 2009. U.S. listeners should dial 1-800-642-1687. International callers should dial 1-706-645-9291. The Conference ID # for the replay is 94199306.

A replay of the webcast also will be available two hours after the completion of the call until midnight EST on May 14, 2009. The replay URL is http://w.on24.com/clients/messagebank/norandaaluminum/141784.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The Company has two businesses, an upstream and downstream business. The primary metals, or upstream business, produced approximately 261,000 metric tons of primary aluminum in 2008. The rolling mills, or downstream business, are one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P. The information contained in this release is limited and management encourages interested parties to read the Company’s financial reports and other information available on the Company’s website at www.norandaaluminum.com.

NORANDA ALUMINUM HOLDING CORPORATION CONSOLIDATED BALANCE SHEETS (dollars expressed in thousands, except share information)

	December 31, 2008	March 31, 2009
	$	$
ASSETS		(unaudited)
Current assets:
Cash and cash equivalents	184,716	200,438
Accounts receivable, net	74,472	61,405
Inventories	139,019	128,384
Derivative assets, net	81,717	89,498
Tax receivable	13,125	12,536
Other current assets	3,367	7,242
Total current assets	496,416	499,503

Investments in affiliates	205,657	161,607
Property, plant and equipment, net	599,623	582,449
Goodwill	242,776	202,576
Other intangible assets, net	66,367	62,632
Long-term derivative assets, net	255,816	238,612
Other assets	69,516	62,022
Total assets	1,936,171	1,809,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable
Trade	34,816	37,489
Affiliates	34,250	31,896
Accrued liabilities	32,453	23,881
Accrued interest	2,021	436
Deferred revenue	287	─
Deferred tax liabilities	24,277	31,001
Current portion of long-term debt due to third party	32,300	24,500
Total current liabilities	160,404	149,203

Long-term debt	1,314,308	1,117,630
Pension liabilities	120,859	123,790
Other long-term liabilities	39,582	46,369
Deferred tax liabilities	262,383	277,664
Common stock subject to redemption (100,000 shares at December 31, 2008 and March 31, 2009)	2,000	2,000
Shareholders’ equity:
Common stock (100,000,000 shares authorized; $0.01 par value; 21,746,548 and 21,740,548 shares issued and outstanding at December 31, 2008 and March 31, 2009, respectively, including 100,000 shares subject to redemption at December 31, 2008 and March 31, 2009)	217	217
Capital in excess of par value	14,383	14,663
Accumulated deficit	(176,280)	(132,001)
Accumulated other comprehensive income	198,315	209,866
Total shareholders’ equity	36,635	92,745
Total liabilities and shareholders’ equity	1,936,171	1,809,401

NORANDA ALUMINUM HOLDING CORPORATION CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA (dollars expressed in thousands) (unaudited)

	Three months ended	Three months ended
	March 31, 2008	March 31, 2009
	$	$
Statement of Operations Data:
Sales	300,280	164,315
Operating costs and expenses
Cost of sales	242,572	184,319
Selling, general and administrative expenses and other	15,855	22,226
Goodwill and other intangible asset impairment	─	43,000
Operating income (loss)	41,853	(85,230)
Other expenses (income)
Interest expense, net	24,213	15,874
Gain on hedging activities, net	(5,597)	(45,128)
Equity in net (income) loss of investments in affiliates	(2,654)	44,050
Gain on debt repurchase	─	(152,208)
Total other expenses (income)	15,962	(137,412)
Income before income taxes	25,891	52,182
Income tax expense	8,685	7,903
Net income	17,206	44,279

Sales by segment
Upstream	159,283	67,082
Downstream	140,997	97,233
Total	300,280	164,315
Operating income (loss)
Upstream	39,101	(44,482)
Downstream	2,742	(40,748)
Total	41,843	(85,230)

Financial and other data:
Average Midwest transaction price(1)	1.22	0.70
Net cash cost for primary aluminum (per pound shipped)(2)	0.72	0.85

Shipments
Upstream:
External customers	122,429	76,664
Intersegment	22,403	12,219
Total Upstream	144,832	88,883
Downstream	85,802	71,722
(1)	The price for primary aluminum consists of two components: the price quoted for primary aluminum ingot on the London Metals Exchange (the “LME”) and the Midwest transaction premium, a premium to LME price reflecting domestic market dynamics as well as the cost of shipping and warehousing, the sum of which is known as the Midwest transaction price (the “MWTP”). As a significant portion of the Company’s value-added products are sold at the prior month’s MWTP plus a fabrication premium, Noranda calculates a “realized” MWTP which reflects the specific pricing of sale transactions in each period.
(2)	Unit net cash cost for primary aluminum per pound represents Noranda’s net cash costs of producing commodity grade aluminum as priced on the LME plus the Midwest premium. The Company has provided unit net cash cost per pound of aluminum shipped because Noranda believes it provides investors with additional information to measure the Company’s operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus Noranda’s unit net cash costs per pound shipped. Unit net cash cost per pound is positively or negatively impacted by changes in production and sales volumes, natural gas and oil related costs, seasonality in the Company’s electrical contract rates, and increases or decreases in other production related costs.
Unit net cash costs is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies in the industry. Unit net cash costs per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. Unit net cash costs per pound shipped has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Noranda’s results under U.S. GAAP.

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Statements of Cash Flows (dollars expressed in thousands) (unaudited)

	Three months ended March 31,
	2008	2009
	$	$
OPERATING ACTIVITIES
Net income	17,206	44,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,610	25,368
Non-cash interest	1,301	662
Loss on disposal of property, plant and equipment	520	2,429
Goodwill and other intangible asset impairment	–	43,000
(Gain) loss on hedging activities, net of cash settlements	(1,797)	21,573
Gain on debt repurchase	–	(152,208)
Equity in net (income) loss of investments in affiliates	(2,654)	44,050
Deferred income taxes	(2,536)	15,424
Stock option expense	64	370
Changes in charges and other assets	4,137	5,972
Changes in pension liabilities	965	2,931
Changes in other long-term liabilities	440	6,787
Changes in operating assets and liabilities:
Accounts receivable, net	(17,431)	13,067
Insurance receivable	–	(3,536)
Inventories	(9,095)	10,635
Other current assets	536	4,852
Accounts payable	38,641	(588)
Taxes receivable	11,207	588
Accrued interest	16,057	(1,585)
Deferred revenue	(326)	(287)
Accrued liabilities	(3,275)	(8,572)
Cash provided by operating activities	78,570	75,211

INVESTING ACTIVITIES
Capital expenditures	(8,064)	(9,688)
Proceeds from insurance	–	792
Proceeds from sale of property, plant and equipment	6	–
Cash used in investing activities	(8,058)	(8,896)

FINANCING ACTIVITIES
Proceeds from issuance of shares	2,089	–
Repurchase of shares	–	(90)
Repurchase of debt	–	(50,503)
Cash provided by (used in) financing activities	2,089	(50,593)
Change cash and cash equivalents	72,601	15,722
Cash and cash equivalents, beginning of period	75,630	184,716
Cash and cash equivalents, end of period	148,231	200,438

See accompanying notes

Covenant Compliance

Certain covenants contained in the credit agreement governing our senior secured credit facilities and the indentures governing our notes restrict our ability to take certain actions (including incurring additional secured or unsecured debt, expanding borrowings under existing term loan facilities, paying dividends, engaging in mergers, acquisitions and certain other investments, and retaining proceeds from asset sales) if we are unable to meet defined Adjusted EBITDA to fixed charges and net senior secured debt to Adjusted EBITDA ratios. Further, the interest rates we pay under our senior secured credit facilities are determined in part by the ratio of our fixed charge to Adjusted EBITDA coverage. Furthermore, our ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the covenants, which amounts accumulate with reference to our Adjusted EBITDA on a quarterly basis. With respect to the ratios with which we must comply, Adjusted EBITDA is computed on a trailing four quarter basis and the minimum or maximum amounts generally required by those covenants and our performance against those minimum or maximum levels are summarized below:

	Requirement	Actual
		December 31, 2008	March 31, 2009
HoldCo:
Senior Floating Rate Notes ratio of Adjusted EBITDA to fixed charges(1)(2)	Minimum
	1.75 to 1	2.5 to 1	1.8 to 1
AcquisitionCo:
Senior Floating Rate Notes ratio of Adjusted EBITDA to fixed charges(1)(2)	Minimum
	2.0 to 1	3.2 to 1	2.3 to 1
Senior Secured Credit Facilities ratio of net debt to Adjusted EBITDA(3)(4)	Maximum
	3.0 to 1(5)	1.9 to 1	2.8 to 1
(1)	Fixed charges, in accordance with our debt agreements, is the sum of consolidated interest expense and all cash dividend payments with respect to preferred and certain other types of our capital stock. For the purpose of calculating these ratios, pro forma effect is given to any repayment and issuance of debt, as if such transaction occurred at the beginning of the trailing four-quarter period.
(2)	Covenants for the Holdco notes and AcquisitionCo notes are generally based on a minimum ratio of Senior Floating Ratio Notes to fixed charges; however, certain provisions also require compliance with the net senior secured debt to Adjusted EBITDA ratio.
(3)	Covenants for our senior secured credit facilities are generally based on a maximum ratio of net senior secured debt to Adjusted EBITDA; however, certain provisions also require compliance with a net senior debt to Adjusted EBITDA ratio.
(4)	The senior secured credit facilities’ net debt covenant is calculated based on net debt outstanding under that facility. As of December 31, 2008, we had senior secured debt of $618.5 million offset by unrestricted cash and permitted investments of $160.6 million, for net debt of $457.9 million. As of March 31, 2009, we had senior secured debt of $618.5 million offset by unrestricted cash and permitted investments of $178.6 million at the AcquisitionCo level, for net debt of $439.9 million.
(5)	Maximum ratio changed to 3.0 to 1.0 at January 1, 2009.

Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness.

Adjusted EBITDA, as presented herein and in accordance with our debt agreements, is net income before income taxes, net interest expense and depreciation and amortization adjusted to eliminate management fees to related parties, certain charges related to the use of purchase accounting and other non-cash income or expenses, which are defined in our credit documents and the indentures governing our notes.

Adjusted EBITDA is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider our Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income to Adjusted EBITDA for the periods presented. All of the following adjustments are in accordance with the credit agreement governing our term B loan and the indentures governing our notes.

	Twelve months	Last twelve months	Three months	Three months
	ended	ended	ended	ended
(in millions)	December 31, 2008	March 31, 2009	March 31, 2008	March 31, 2009
	$	$	$	$
Net income	(74.1)	(47.0)	17.2	44.3
Income taxes	(32.9)	(33.7)	8.7	7.9
Interest expense, net	89.2	80.9	24.2	15.9
Depreciation and amortization	98.2	99.0	24.6	25.4
Joint venture EBITDA(a)	13.2	13.0	3.9	3.7
LIFO expense(b)	(11.9)	(25.6)	17.6	3.9
LCM adjustment(c)	37.0	43.0	(14.3)	(8.3)
Gain on debt repurchase	–	(152.2)	–	(152.2)
Charges related to extinguishment of derivatives	–	8.6	–	8.6
Non-cash hedging gains and losses(d)	47.0	11.9	(1.8)	(36.9)
Employee compensation items(e)	5.4	5.9	0.1	0.6
Goodwill impairment	25.5	68.5	–	43.0
Joint venture impairment	–	45.3	–	45.3
Other items, net(f)	38.3	40.2	4.5	6.4
Adjusted EBITDA	234.9	157.8	84.7	7.6

Adjusted EBITDA for the three and last twelve months ended March 31, 2009 includes a $6.9 million impact from the New Madrid power outage, net of recorded insurance recoveries.

The following table reconciles cash flow from operating activities to Adjusted EBITDA for the periods presented:

	Twelve months	Last twelve months	Three months	Three months
	ended	ended	ended	ended
(in millions)	December 31, 2008	March 31, 2009	March 31, 2008	March 31, 2009
	$	$	$	$
Cash flow from operating activities	65.5	62.1	78.6	75.2
Loss on disposal of property, plant and equipment	(5.3)	(7.2)	(0.5)	(2.4)
Gain (loss) on hedging activities	(47.0)	(70.4)	1.8	(21.6)
Equity in net income of investments in affiliates	7.7	6.3	2.7	1.3
Stock option expense	(2.4)	(2.7)	(0.1)	(0.4)
Changes in deferred charges and other assets	(7.5)	(9.3)	(4.2)	(6.0)
Changes in pension and other long-term liabilities	(0.2)	(8.4)	(1.4)	(9.6)
Changes in asset and liabilities, net	(28.3)	(6.6)	(36.3)	(14.6)
Income taxes	40.5	21.8	11.2	(7.5)
Interest expense, net	82.9	75.2	22.9	15.2
Joint venture EBITDA(a)	13.2	13.0	3.9	3.7
LIFO expense(b)	(11.9)	(25.6)	17.6	3.9
LCM adjustment(c)	37.0	43.0	(14.3)	(8.3)
Non-cash hedging gains and losses(d)	47.0	11.9	(1.8)	(36.9)
Charges related to extinguishment of derivatives	–	8.6	–	8.6
Employee compensation items(e)	5.4	5.9	0.1	0.6
Other items, net(f)	38.3	40.2	4.5	6.4
Adjusted EBITDA	234.9	157.8	84.7	7.6

(a)	Our upstream business is fully integrated from bauxite mined by SABL to alumina produced by Gramercy to primary aluminum metal manufactured by our aluminum smelter in New Madrid, Missouri. Our reported Adjusted EBITDA includes 50% of the net income of Gramercy and SABL, based on transfer prices that are generally in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates the following components of equity income to reflect 50% of the EBITDA of the joint ventures, for the following aggregated periods (in millions):
	Last twelve months ended	Last twelve months ended	Three months ended	Three months ended
	December 31, 2008	March 31, 2009	March 31, 2008	March 31, 2009
Depreciation and amortization	16.0	16.0	3.5	3.5
Net tax expense	(2.7)	(3.0)	0.5	0.2
Interest income	(0.1)	–	(0.1)	–
Total joint venture EBITDA adjustments	13.2	13.0	3.9	3.7
(b)	We use the LIFO method of inventory accounting for financial reporting and tax purposes. To achieve better matching of revenues and expenses, particularly in the downstream business where customer LME pricing terms generally correspond to the timing of primary aluminum purchases, this adjustment restates net income to the FIFO method of inventory accounting by eliminating the LIFO expenses related to inventory held at the smelter and downstream facilities.
(c)	Reflects adjustments to reduce inventory to the lower of cost, adjusted for purchase accounting, or market value.
(d)	We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. We do not enter into derivative financial instruments for trading purposes. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps. These amounts exclude the following cash settlements (received) paid (in millions):
	Last twelve months ended	Last twelve months ended	Three months ended	Three months ended
	December 31, 2008	March 31, 2009	March 31, 2008	March 31, 2009
Aluminum swaps - fixed-price	5.3	(17.6)	(3.3)	(26.2)
Aluminum swaps - variable-price	7.9	19.7	(0.5)	11.3
Natural gas swaps	3.7	10.4	–	6.7
Interest rate swaps	6.0	6.0	–	–
Total	22.9	18.5	(3.8)	(8.2)
(e)	Represents stock compensation expense, repricing of stock options and bonus payments.
(f)	Other items, net, consist of the following (in millions):
	Last twelve months ended	Last twelve months ended	Three months ended	Three months ended
	December 31, 2008	March 31, 2009	March 31, 2008	March 31, 2009
	$	$	$	$
Sponsor fees	2.0	2.0	0.5	0.5
New Madrid power outage costs (recoveries)	–	(0.8)	–	(0.8)
Pension expense–non cash portion	3.8	5.3	0.1	1.6
Loss on disposal of assets	8.6	10.4	0.6	2.4
Interest rate swap	6.0	6.0	–	–
Consulting and non-recurring fees	9.3	8.2	3.1	2.0
Restructuring-project renewal	7.4	7.6	–	0.2
Other	1.2	1.5	0.2	0.5
Total	38.3	40.2	4.5	6.4

CONTACT:
Noranda Aluminum Holding Corporation
Kyle Lorentzen, 615-771-5752
Chief Financial Officer
kyle.lorentzen@noralinc.com